FOR IMMEDIATE RELEASE	June 2, 2010
Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES TWO PROMOTIONS

Freehold, N.J., June 2, 2010……….Monmouth Real Estate Investment Corp. (NYSE: MNR) today announced that Michael P. Landy, the Company’s Executive Vice President of Investments, will also serve as the Chairman of the Company’s Executive Committee, a new position within the organization.  Mr. Landy has been with the Company since 2001.

In addition, the Company announced that Maureen E. Vecere, the Company’s Treasurer and Controller, has been promoted to Chief Financial Officer.  Ms. Vecere has been with the Company since 2003.  Ms. Vecere assumes the duties from Anna T. Chew who had previously served as Chief Financial Officer for the Company.  Ms. Chew will continue her role as Treasurer for the Company and will continue to serve as Chief Financial Officer for UMH Properties Inc. (NYSE Amex:UMH), an affiliated company.

Eugene W. Landy, Monmouth’s President and CEO, stated, “Michael and Maureen have been instrumental in the significant progress Monmouth has made. The formation of our Executive Committee, which is comprised of all members of senior management, allows for the next generation of leadership to continue to build upon our long term track record, while remaining true to our principles and values.  Today’s announcements are significant because they reflect the strength and depth of our Company.  I have tremendous confidence in our management team as we build for the future.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company's portfolio consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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